Exhibit 99.2

Oracle Healthcare Acquisition Corp.—Closes Initial Public Offering

GREENWICH, CONNECTICUT, March 10, 2006 /— On March 8, 2006, Oracle Healthcare Acquisition Corp.- (OTCBB Symbol: OHAQU) closed its initial public offering of 15,000,000 units, including 15,000,000 shares of common stock and a like number of warrants, at $8 per unit. The offering generated gross proceeds to the Company of $120,000,000.

CRT Capital Group LLC acted as lead bookrunning manager for the offering. Ladenburg Thalmann & Co. Inc. acted as co-manager for the offering.  The offering is being made only by means of a prospectus, copies of which may be obtained by contacting CRT Capital Group LLC, 262 Harbor Drive, Stamford, Connecticut 06902 (203-569-6800).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Oracle Healthcare Acquisition Corp. is a recently organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business in the healthcare industry.

Contact:	Joel D. Liffmann, President and Chief Operating Officer
Oracle Healthcare Acquisition Corp.
(203) 862-7900

SOURCE:	Oracle Healthcare Acquisition Corp.
March 10, 2006